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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to Registration Statement No. 333-60515 of Hartford Life Insurance Company ICMG Registered Variable Life Separate Account A, on Form N-6, of our report dated February 24, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for certain nontraditional long-duration contracts and for separate accounts in 2004), relating to Hartford Life Insurance Company as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and of our report dated February 24, 2005, relating to the statements of assets and liabilities of Hartford Life Insurance Company ICMG Registered Variable Life Separate Account A as of December 31, 2004, and the related statements of operations for the year then ended and the statements of changes in net assets for each of the two years in the period ended December 31, 2004, both appearing in the Statement of Additional Information, which is incorporated by reference in such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
November 7, 2005